Exhibit 3.4

TRILINK PROPERTIES, LLC
A Colorado Limited Liability Company

OPERATING AGREEMENT

This operating agreement (the "Agreement") of TRILINK PROPERTIES, LLC, (the "Company"), a limited liability company organized pursuant to Title 7, Article 80 of the Colorado Revised Statutes, known as the Colorado Limited Liability Company Act (the "Act"), is entered into and shall be effective as of the Effective Date, by Charles A. Koenig Attorney At Law, as the sole Initial Member.  The rights and obligations of the parties are as provided in the Act except as otherwise expressly provided in this Agreement.

ARTICLE I
FORMATION

1.1.       Name - The name of the Company shall be TRILINK PROPERTIES, LLC, and all business of the Company shall be conducted under that name or under any other name permitted by applicable law.

1.2.       Purposes.  The Company’s principal purpose shall be to conduct any and all business which may be legally conducted by a limited liability company formed and operated pursuant to the statutes of the State of Colorado.  In addition, the Company may engage in any business activity that now or hereafter may be necessary, appropriate, desirable, incidental, advisable or convenient to accomplish the foregoing purpose (including obtaining financing therefor), and that is not forbidden by the statutes of the State of Colorado or the law of the jurisdiction in which the Company engages in business, including that the Company invest and trade, on margin or otherwise, in common stocks, preferred stocks, bonds, notes, debentures and other equity and debit instruments (subordinated, convertible or otherwise, and securities and financial instruments of whatever kind or nature of any domestic or foreign corporation, partnership, government or entity whatsoever, such investment and trading to include acquisition or control of any entity, in rights and options relating thereto, including put and call options or any combination thereof written by the Company or by others and in currencies, futures, forward, spot and physical contracts, or options, index futures or index options or options on futures or any combination thereof (all such items being herein individually referred at as a “Security” and collectively referred to as “Securities”) to sell Securities short and cover such sales, to lend funds or properties of the Company, and to invest and trade in assets contributed to the Company.

1.3.       Effective Date - This Agreement shall become effective on the date (the "Effective Date") of the filing of the Articles of Organization with the appropriate agency within the State of Colorado charged with processing and maintaining such records and documentation required for the formation of the Company.

1.4.       Term - The Company shall commence on the Effective Date and shall continue perpetually until dissolved by affirmative vote of a Majority of the Members, or unless the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or other provisions of this Agreement.

1.5.       Registered Agent and Office – Michael Humecki is the Company's initial registered agent in the State of Colorado, and the initial registered office is 1776 South Jackson Street, Suite 1000, Denver, Colorado 80210.  The Managers may, from time to time, change the registered agent or office through appropriate filings with the appropriate agency within the State of Colorado charged with processing and maintaining such records.  In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Managers shall promptly designate a replacement registered agent or file a notice of change of address as the case may be.

1.6.       Principal Office - The Company will maintain its principal business office within the State of Colorado at the following address: 1776 South Jackson Street, Suite 1000, Denver, Colorado 80210, and will maintain its principal office mailing address at P.O. Box 1088, Columbus, Ohio 43215, unless otherwise changed by the Managers, from time to time, by the filing of the appropriate notice with the appropriate agency within the State of Colorado charged with processing and maintaining such records.

ARTICLE II
MEMBERS

2.1.       Members. No person or entity shall be or become a Member of the Company unless named as a Member herein or hereafter admitted as a Member of the Company with the prior, written consent of all then Members. The time of admission of any such new Member shall begin when such Member's status is first reflected in writing in the Company's records, and not before. Any Member may resign, but (unless the Members agree otherwise in writing) any such resignation shall first become effective thirty (30) calendar days after the Company shall have received written notice thereof, and not before. The Members shall have no right to control or manage, nor shall they, as Members, take any part in the control or management of the Company's business, but each may exercise any other rights and powers of a Member under this agreement. Any Member, or any employee or affiliate thereof, also may be an employee, officer, or director of the Manager unless expressly specified to the contrary at the time of such act, all actions taken with respect to the Company by any of such persons while acting for the Manager shall be deemed to have been taken solely in their capacity as employees, officers, or directors of the Manager and not as Members.

2.2.       Transfer of Interests. Other than with the prior, written consent of all then Members pursuant to Section 4, an assignee or other transferee of an interest in the Company (by operation of law or otherwise) shall not thereby become a Member of the Company nor thereby acquire any proprietary right in nor right to become a Member or to participate in the affairs or management of the Company. Without such prior, written consent, by any written assignment, pledge, encumbrance, or other transfer (jointly and severally, a "Transfer") a Member may assign and transfer to and entitle the assignee or transferee to receive only (as and to the extent expressly so assigned or transferred) any share of the profits or losses or asset distributions of the Company that the assignor or transferor Member thereafter otherwise would have been or become entitled to hereunder, and nothing more. As to the Company, any such Transfer shall be effective only if in a writing executed by both the transferor and transferee in a form acceptable to the Company as evidenced by the Company's prior written acknowledgment thereof. Any attempted assignment or other transfer of a Member's rights in violation of this agreement shall be void.

2.3.       Ceasing to be a Member. Upon any Member's death, expulsion, resignation, dissolution, incompetency, or bankruptcy, such person or entity shall cease to be a Member. Any payment made to a Member's successor in interest, personal representative, executor, or administrator shall acquit the Company of any and all liability to such Member and to any such person as may be interested in any such payment by reason of such Member's death, expulsion, resignation, dissolution, incompetency, or bankruptcy.

2.4.       Voting Rights of Members. In voting by the Members, each Member shall be entitled to cast the number of votes indicated for such Member on EXHIBIT A.

2.5.       Capital Accounts. (a) Capital Contributions. The amount of each Member's capital contribution is as set forth on Exhibit A; such Members shall not be required to lend or make any additional capital contribution. (b) Capital Accounts; Allocations. A separate capital account (singly, a "Capital Account"; collectively, the "Capital Accounts"), shall be established and maintained for each Member. As of any date, the amount of a Member's Capital Account shall be adjusted and any allocations of the Company's income, gain, loss, deductions, or credits (or items thereof) shall be determined and made as hereinafter provided and in accordance with the Company's records and, to the extent consistent herewith, applicable provisions of the Colorado Limited Liability Company Act as it may be amended or superseded from time to time (the "Act"): (i) Each Member's Capital Account (a) shall be increased by (i) the cash amount or agreed fair market value of all contributions hereafter made by such Member to the Company, (ii) any net income allocated (but not distributed) to such Member pursuant to this Section 3, and any items in the nature of income or gain that are specially allocated (but not distributed) to such Member, and (iii) the amount of any Company liabilities assumed by such Member or secured by any property of the Company distributed to such Member, and (b) shall be decreased by (i) the cash amount or agreed fair market value of all actual or deemed distributions of cash or property made to such Member pursuant to this agreement, (ii) any net loss allocated to such Member pursuant to this Section 3, and any items in the nature of expenses or losses that are specially allocated to such Member, and (iii) the amount of any liabilities of such Member assumed or secured by the Company. In determining the amount of any such liabilities, there shall be taken into account the provisions of Section 752(c), and any other applicable provisions, of the Internal Revenue Code as amended from time to time (the "Code") and any applicable regulations (the "Regulations"; singly, a "Regulation") thereunder. (ii) In accordance with Regulation Section 1.704, at appropriate times, the Capital Accounts of all Members and the carrying values of all Company properties shall be adjusted upwards or downwards to reflect any unrealized gain or loss attributable to each Company property, as if such unrealized gain or loss had been recognized upon an actual sale of each such property at such time and had been allocated to the Members pursuant to this Section 3. Similarly, in accordance with such Regulation, immediately prior to the distribution in kind of any Company property to a Member (including pursuant to a liquidation of the Company) the Capital Accounts of the Members shall be adjusted to reflect any unrealized gain or loss attributable to such property as if such unrealized gain or loss had been recognized upon an actual sale of such property at such time and had been allocated to the Members pursuant to this Section 3. Such unrealized gain or loss shall be determined using such methods of valuation as the Members in their sole discretion deem appropriate. (iii) For purposes of this agreement, net income, gross income and net loss shall be computed in the same manner as determined for federal income tax purposes, with the modifications set forth in Regulation ss. 1.704. (iv) Should any Member's adjusted capital account balance become negative as a result of any adjustment, allocation, or distribution, thereafter, acting as rapidly as is possible, from time to time such Member's share of the Company's income and gain, if any, shall be separately allocated to such Member's Capital Account until such time as such Member's Capital Account deficit is eliminated. (v) Non-recourse deductions shall be allocated in a manner that is reasonably consistent with other allocations of items of income, gain, or loss attributable to the property securing the non-recourse liabilities. In the first year in which the Company has non-recourse deductions or makes distributions attributable to an increase in minimum gain as defined in the Regulations, this agreement shall be deemed to include a "minimum gain chargeback" in accordance with the Regulations.

ARTICLE III
MANAGERS

3.1.       Managers.  The right to exercise the powers of the Company and to manage the business and affairs of the Company shall be and hereby is vested entirely in the Managers.  A Manger may be, but is not required to be, a Member.  The number of Managers may be increased or decreased, from time to time, to any number determined by the affirmative vote of a Majority of the Members but shall in no event be less than one (1).  The Initial Managers of the Company shall be as set forth on EXHIBIT B hereto, each of whom shall serve until his respective term expires in accordance with Section 3.3 hereof.

3.2.       Replacement Managers - Replacement Managers shall be elected as soon as possible after the expiration of a Manager's term or any other creation of a vacancy, by the consent or affirmative vote of a majority of the Members.  A Member shall be entitled to vote in the election of such Member as a Manager.

3.3.       Term of Manager - No Person shall have any contractual right to serve as a Manager.  Each Manager shall serve until the earliest of:

3.3.1.              The expiration of any time period, if any is identified at the time of appointment, during which the Manager was appointed to serve;

3.3.2.              The Dissociation of such Manager;

3.3.3.              The Resignation of such Manager, or

3.3.4.              Removal of such Manager for Gross Negligence, improper self-dealing or embezzlement, pursuant to Section 3.9 hereof.

3.4.       Authority of Managers. The Managers shall have the sole and exclusive right to manage the Company and to make all decisions regarding the Company's business, including the right, power, and authority to do in the name of, and acting solely on behalf of and for, the Company all lawful things that the Company might do that in the Manager's sole good faith business judgment or of the best interests of the Company are necessary, proper, convenient, or desirable to carry out the purposes of the Company, including, but not limited to, the right, power, and authority at any time or from time to time acting in the name of, on behalf of, and for the Company to do for the Company each or anyone or more of the following: (a) to own, acquire by lease or purchase, develop, maintain, improve, grant options with respect to, sell, convey, finance, assign, mortgage, or lease real estate and/or personal property and to cause to have constructed improvements upon any real estate necessary, convenient, or incidental to the accomplishment of the Company's purposes; (b) to execute on behalf of the Company any and all agreements, contracts, documents, certifications, and instruments necessary, proper, or convenient in connection with the development, management, maintenance, and operation of the Company or of any properties or other assets in which the Company has an interest, including without limitation, necessary easements to public or quasi-public bodies or public utilities; (c) to borrow money and issue evidences of the Company's indebtedness in furtherance of any or all of the Company's purposes, and to secure the repayment thereof by deed of trust, mortgage, security interest, pledge, or other lien or encumbrance on the Company's properties or assets; (d) to prepay in whole or in part, negotiate, refinance, recast, increase, renew, modify, amend, or extend any secured or other indebtedness (or the evidence thereof) for or on behalf of the Company or affecting Company properties or assets and in connection therewith to execute any extensions, renewals, amendments, or modifications of any evidences of indebtedness secured by deeds of trust, mortgages, security interests, pledges, or other encumbrances covering such properties or assets; (e) to enter into any kind of contract or activity and to cause the Company to perform and carry out activities or contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of the Company's purposes, so long as those activities and contracts may lawfully be carried on or performed by a limited liability company under then applicable laws, rules, and regulations; (f) to lend money to the Company, as a creditor of the Company and not as an additional capital contribution to the Company, or to borrow money from the Company; provided that the terms of any such loan or loans, including the terms and interest rate thereof, shall be at least as favorable to the

Company as those then available to the Company on the same type of loan if made to or received from a disinterested third party; and (g) to institute, conduct, defend, or prosecute any litigation, arbitration, or ADR proceeding on behalf of the Company (and to employ attorneys and experts in connection therewith), including the filing of all appropriate pleadings or petitions in any proceeding in bankruptcy.

3.5.       Execution of Documents, etc. The Managers may execute and deliver any document or instrument for, by, or on behalf of the Company, including any deed, deed of trust, note, or other evidence of indebtedness, lease agreement, security agreement, financing statement, contract of sale, or other instrument purporting to convey or encumber, in whole or in part, any or all of the property or assets of the Company, or any receipt or compromise or settlement agreement with respect to the Company's accounts receivable or claims; no other signature shall be required for any such document or instrument to be valid, binding, and enforceable against the Company in accordance with its terms, and all persons may rely thereon and shall be exonerated from any and all liability if they deal with the Company and the Manager on the basis of any document or instrument executed by the Manager for and on behalf of the Company. Any person dealing with the Company, its Manager, or its Members may rely upon a certificate signed by the Manager as to: (a) the then identity of the Members or of the Managers; (b) the performance of any act by the Company, its Members, or the Manager; (c) any act or failure to act by the Company or (d) any other matter whatsoever involving the Company, the Managers, or any Member. All actions taken by the Managers on behalf of the Company from the date of its organization to the date of this agreement are hereby ratified and confirmed.

3.6.       Certain Actions, Taxes. On the Company's behalf, the Managers may make any election permitted by Section 754 of the Code with respect to adjustments to basis of the Company's property. The Managers shall cause the Company's federal, state, and local tax returns to be prepared and timely filed as and when required and shall promptly notify the Members of any proposed audit or adjustments of any Company tax return. Until a successor is chosen by the Members, the Managers shall be the designated "tax matters partner" for the Company, and the Managers shall select the Company's independent auditor and shall determine the method of accounting upon which the Company's books are maintained.

3.7.        Manager's Compensation, Expenses. A Manager may contract with the Company for his services and may receive such compensation as may be agreed upon from time to time for the value of his services rendered to the Company as Manager. A Manager also shall be entitled to have the Company pay or reimburse all expenses reasonably incurred by the Manager in connection with his management of the Company's affairs.

3.8.       Managers' Standard of Care - A Manager's duty of care in the discharge of the Manager's duties to the Company and the other Members shall be limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct or knowing violations of law, and the Members hereof expressly consent to the foregoing standards of care.  In discharging his duties, a Manager shall be fully protected in relying in good faith upon the records required to be maintained by the Company and upon such information, opinions, reports or statements by any of its other Members, or agents, or by any other person, as to matters the Manager reasonably believes are within such other person's Professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

3.9.       Removal of Manager - Any Manager may be removed by the affirmative vote of a Majority of the Members for Gross Negligence, unauthorized and non-arm’s length self-dealing or embezzlement by such Manager.

ARTICLE IV
MISCELLANEOUS

4.1.       Authority of the Managers and Members to Engage in Other Businesses.  The Manager, any Member, or any affiliate of a Member may engage in and/or possess an interest in other business ventures of any nature and description, independently or with others, including but not limited to the ownership, financing, leasing, operation, management, and development of businesses that may compete with the Company; and neither the Company nor the Members shall have any right by virtue of this agreement in or to any other venture or to any income or profits derived therefrom. No Manager, Member, or any affiliate of any Member shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and each of them shall have the right to take for its own account (individually or otherwise) or to recommend to others any such particular investment opportunity.

4.2.       Authority of Persons to Deal with the Company. The Company may, but shall not be required to, transact business with, borrow money from, or lend money to any Member, or any affiliate thereof, and such person or entity shall, subject to applicable law, have the same rights and obligations with respect thereto as would a person who was not a Member or affiliate.

4.3.       Profits and Losses, Distributions, Books, Records, Reports, etc. (a) Profits and Losses. As and to the extent permitted and not prohibited by the Act, and as determined by a majority vote of the Members, the Company's profits and losses and any then distributions of the Company's cash or other assets shall be allocated and distributed among the Members at least annually in proportion to their then Capital Accounts as reflected in the Company's records. (b) Maintenance of Books. The Company shall maintain and keep at its principal office described in Section 2 complete and accurate books of account as required pursuant to the Act. Each Member shall have access thereto at all reasonable times and the right to inspect and copy such books and records either directly or through a person designated by such Member. (c) Annual Reports. The Manager shall send to all Members an annual report, containing a balance sheet, income statement, and statement of changes in financial position, and all information necessary for each Member to prepare its federal income tax return.

4.4.       Exculpation. Except by reason of acts or omissions of the Member or the Manager found by a court of competent jurisdiction upon entry of a final judgment to have been due to such Member's or the Manager's bad faith, fraud, willful misconduct, or knowing violation of the criminal law, in any proceeding brought by or in the right of the Company or by or on behalf of any Member, neither the Manager nor any Member shall be liable, responsible, or accountable in damages or otherwise to the Company or to any Member, or to any successor, assignee or transferee of the Company or any Member, for any losses, claims, damages, or liabilities arising from or based on (i) any act performed, or the omission to perform any act, within the scope of the authority conferred on any Member or on the Manager by this agreement; (ii) the performance by any Member or the Manager of, or the omission to perform, any act on advice of legal counsel, accountants, or other professional consultants to the Company; or (iii) the negligence, dishonesty, or bad faith of any employee, officer, or agent of the Company selected, engaged, or consulted in good faith by any Member or by the Manager.

4.5.       Exoneration. No Member, Manager, or agent of the Company, jointly or severally, shall be liable or have any obligation for any liability of the Company, whether arising in contract, tort, or otherwise solely by reason of being such Member, Manager, or agent of the Company.

4.6.       Indemnification and Advances. (a) As and to the full extent permitted by law and by Section 1705 of the Act, the Company intends to and shall, indemnify, defend and hold each Member (including by the use of such term for purposes of this Section, the Manager in its capacity as such and, if the Manager also is a Member, also separately in its capacity as a Member) harmless from and against, and may, with the approval of a majority vote of the Members, indemnify, defend, and hold the Company's and each such Member's respective affiliates, agents, employees, advisors, consultants, or independent contractors, (hereinafter, collectively, "Agents"; singly, an "Agent") harmless from and against, any loss, liability, damage, fine, judgment, penalty, attachment, cost, or expense, including reasonable attorneys' fees, arising from any demands, claims, or suits against each or any Member, the Manager, the Company, or any Agent, arising from or relating to the capacity, actions, or omissions of the Company, or of any Member, or of the Manager, or of an Agent, or arising from or relating to activities undertaken on behalf of the Company in the ordinary course of the Company's business, including, without limitation, any demands, claims, or lawsuits initiated by a Member, unless the acts or omissions of any Member, the Manager, the Company, or any Agent seeking indemnification are found by a court of competent jurisdiction upon entry of a final judgment to have been the result of bad faith, fraud, willful misconduct, or a knowing violation of the criminal law by the person or entity seeking indemnification, or to have violated any lesser standard of conduct that under applicable law affirmatively prevents indemnification hereunder. The termination of any action, suit, or proceeding by judgment, order, settlement, plea of nolo contendere (or its equivalent), or conviction shall not, of itself, create a presumption that a Member, the Manager, the Company, or any Agent shall not be entitled to indemnification hereunder or that such Member, the Manager, or the Company, or such Agent did not act in good faith and in a manner that each reasonably believed to be in or not opposed to the best interests of the Company. (b) Upon approval by a majority vote of the Members, any person entitled to receive indemnity hereunder shall be entitled to receive advances from the Company to cover the costs (including all attorneys' and experts' fees) of defending any claim or action against them subject to indemnity hereunder; provided, however, that any such advances shall be repaid to the Company (with interest thereon at an annual rate equal to the prime rate in effect from time to time as reflected in The Wall Street Journal but not to exceed the maximum permitted by applicable law) if such recipient of an advance is found by a court of competent jurisdiction upon entry of a final judgment to have violated any of the standards set forth above in (a) as standards that preclude indemnification hereunder. All rights of indemnity hereunder shall survive dissolution of the Company or the death, resignation, expulsion, incompetency, dissolution, liquidation, or bankruptcy of any Member or any Agent, and shall inure to the benefit of their heirs, personal representatives, successors, and assigns. (c) If the indemnification provisions of this Section shall be deemed unenforceable to any extent by a court of competent jurisdiction, such unenforceable portion shall be modified or stricken so as to give effect to this Section to the fullest extent permitted by law. (d) The right of indemnification hereby provided for shall not be exclusive of or affect any other rights that a Member, the Manager, or any Agent otherwise may have. Nothing contained in this Section shall limit any lawful right to indemnification existing independently of this Section. (e) Notwithstanding anything contained herein to the contrary, any amount of indemnity payable hereunder shall be payable only out of and to the extent of the Company's then assets, including any insurance proceeds then available to the Company for such purposes. No Member shall be liable for the payment of any indemnity amount payable hereunder, nor to make any capital contribution to the Company, nor to return any capital distribution made to it by the Company, nor to restore any negative capital account balance of that Member in order to enable the Company to make any payment under this Section.

4.7.       Dissolution. The Company shall be dissolved upon the earliest to occur of (i) the Members' unanimous written consent, (ii) entry of a decree of judicial dissolution under the Act, or (iii) the date set forth in the Articles of Organization. The death, expulsion, resignation, dissolution, incompetency, or bankruptcy of a Member or any other event that terminates the continued membership of a Member shall not cause dissolution of the Company, because the remaining Members hereby unanimously consent to continue the business of the Company upon the happening of such event. Upon any dissolution, the Company's business shall be wound up, its liabilities satisfied, and any balance, less reasonable reserves, shall be distributed to the Members in accordance with their positive capital accounts.

4.8.       Miscellaneous Provisions. (a) Governing Law. This agreement and the rights and liabilities of the parties shall be determined in accordance with the laws of the State of Colorado. (b) Captions. Captions contained in this agreement are inserted only as a matter of convenience and in no way to define, limit, extend, or describe the scope or intent of this agreement or any Section or provision hereof. (c) Construction. Whenever the context may require, each pronoun used herein shall include the corresponding masculine, feminine, or neuter forms, and the singular form of each noun or pronoun shall include the plural, and vice versa. (d) Severability. Every provision of this agreement is intended to be severable.  If any term or provision hereof is determined to be illegal, invalid, or unenforceable for any reason whatsoever, such illegality, invalidity, or unenforceability shall not affect the validity of the remaining terms or provisions of this agreement. (e) Successors. Subject to the limitations on transferability contained herein, each and all of the terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the successors heirs, and assigns (including an assignee of all or part of an interest in the Company) of the respective parties hereto. (f) Execution and Counterparts. This agreement and any amendment hereto may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute but one agreement. In addition, this agreement may be executed through the use of counterpart signature pages. The signature of any party on any counterpart agreement or counterpart signature page shall be deemed to be a signature to, and may be appended to, one document. (g) Third Party Beneficiary. No provision of this agreement is intended to be for the benefit of any creditor or other person to which any debt, liability, or obligation is owed by (or that otherwise has any claim against) the Company or any Member, and no creditor or other person shall obtain any right under any of the foregoing provisions, nor shall any such person solely by reason of any of the foregoing provisions make any claim in respect of any debt, liability, or obligation (or otherwise) against the Company or any Member. (h) Investment Representation. By executing this agreement, each Member represents and warrants that its interest in the Company is being acquired by it for its own account for investment and not with a view to resale or distribution thereof and that it is fully aware that each other Member and the Company are relying upon the truth and accuracy of this representation and warranty. (i) Entire Agreement. This agreement constitutes the sole operating agreement among the Members, and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the Members relating to the affairs of the Company and the conduct of the Company's business. No amendment or modification of this agreement shall be effective unless approved in writing as provided herein.

4.9.       Notices; Consents, etc. Any notice, consent, election, approval, payment, demand, or communication required or permitted to be given by this agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes only when delivered personally to or actually received by the party or an officer of the entity to which directed or ten (10) days after having been sent by registered or certified mail, postage and charges prepaid, addressed to the address for the notified party contained in the Company's records. Any Member may change its address for purposes of this agreement by giving the Company and each other Member notice of such change, in the manner set forth above.

4.10.     Amendment. This agreement may be amended at any time upon a unanimous vote of the Members, but such amendment shall be effective only when reduced to writing and signed by all Members.

SIGNATURE PAGE FOLLOWS

IN WITNESS whereof, we have hereunto set our hand and seals to this amended operating agreement on the date set forth beside our names, intending it to be effective on such date.

Initial Member
/s/ CHARLES A. KOENIG	June 13, 2008
Signature	Date
Print Name: Charles A. Koenig
Print Title: Initial Member

EXHIBIT A

Name	Interest	Number of Votes	Capital Contribution

Charles A. Koenig	100%	10	$10.00

This is Exhibit A to the Operating Agreement of TRILINK PROPERTIES, LLC is made on the date set forth beside our names, intending it to be effective on such date.

Initial Member

/s/ CHARLES A. KOENIG	June 13, 2008
Signature	Date
Print Name: Charles A. Koenig
Print Title: Initial Member

As amended on June 13, 2008:

Name	Interest	Number of Votes	Capital Contribution

TriLink Energy, Inc.	100%	10	$10.00

This is Exhibit A Amendment #1 to the Operating Agreement of TRILINK PROPERTIES, LLC is made on the date set forth beside our names, intending it to be effective on such date.

Member

By:	/s/ CHARLES A. KOENIG	June 13, 2008
	Print Name: Charles A. Koenig	Date
Print Title: Secretary

EXHIBIT B
APPOINTMENT OF MANAGERS

Managers

John E. Rayl
Michael Humecki
Charles A. Koenig

Initial Member

/s/ CHARLES A. KOENIG	June 13, 2008
Signature	Date
Print Name: Charles A. Koenig
Print Title: Initial Member